Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for its

Second Quarter Ended September 30, 2020

McLean, VA, November 3, 2020: Gladstone Investment Corporation (Nasdaq: GAIN) (the “Company”) today announced earnings for its second fiscal quarter ended September 30, 2020. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the investors section of the Company’s website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	September 30, 2020	June 30, 2020	Change	% Change
For the quarter ended:
Total investment income	$11,840	$10,707	$1,133	10.6%
Total expenses, net(A)	7,472	6,534	938	14.4

Net investment income(A)	4,368	4,173	195	4.7
Net realized gain	621	753	(132)	(17.5)
Net unrealized appreciation (depreciation)	1,641	(4,887)	6,528	NM

Net increase in net assets resulting from operations(A)	6,630	39	6,591	NM

Net investment income per weighted-average common share(A)	0.13	0.13	—	—

Adjusted net investment income per weighted-average common share(B)	0.15	0.11	0.04	36.4
Net increase in net assets resulting from operations per weighted-average common share(A)	0.20	—	0.20	100.0
Cash distribution per common share from net investment income	0.20	0.28	(0.08)	(28.6)
Cash distribution per common share from net realized gains(C)	0.01	0.02	(0.01)	(50.0)
Weighted-average yield on interest-bearing investments	12.1	11.8	0.3	2.5
Total dollars invested	$57,082	$300	$56,782	NM
Total dollars repaid and collected from sales	1,484	620	864	139.4
As of:
Total investments, at fair value	$608,962	$561,342	$47,620	8.5%
Fair value, as a percent of cost	92.8%	92.0%	0.8%	0.9
Net assets	$360,526	$360,869	$(343)	(0.1)
Net asset value per common share	10.86	10.87	(0.01)	(0.1)
Number of portfolio companies	29	28	1	3.6

(A)

Inclusive of $0.5 million, or $0.02 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended September 30, 2020 and $(0.8) million, or $(0.02) per weighted-average common share, of capital gains-based incentive fees reversed during the three months ended June 30, 2020. These fees were accrued/(reversed) in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts were not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income, below.

(B)

See Non-GAAP Financial Measure — Adjusted Net Investment Income, below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)

Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter: During the quarter ended September 30, 2020, the following significant events occurred:

•	Portfolio Activity:

•

Invested $46.9 million through a combination of secured first lien debt and preferred equity into one new portfolio company, which subsequently repaid $7.0 million of secured first lien debt and redeemed $3.1 million of preferred equity; and

•	Invested $10.2 million in existing portfolio companies.

•	Distributions and Dividends:

•	Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of July, August, and September 2020:

•	$0.07 per common share;

•	$0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”); and

•	$0.13281250 per share to holders of our 6.375% Series E Cumulative Term Preferred Stock (“Series E Term Preferred Stock”).

•	At-the-market (“ATM”) Program Activity:

•

Sold 163,135 shares of our Series E Term Preferred Stock under our Series E ATM Program (with Virtu Americas LLC (“Virtu”) as sales agent) with an aggregate liquidation preference of $4.1 million and raised approximately $3.9 million in net proceeds.

•	Credit Facility Amendment:

•

Implemented certain permanent changes, including changing the facility size to $180.0 million, and certain temporary changes during the COVID-19 Relief Period (as defined in the credit facility), to provide improved flexibility to address potential COVID-19 related disruptions in our portfolio.

Second Quarter Results: Net investment income for the quarters ended September 30, 2020 and June 30, 2020 was $4.4 million, or $0.13 per weighted-average common share, and $4.2 million, or $0.13 per weighted-average common share, respectively. This slight increase was primarily a result of an increase in total investment income, partially offset by an increase total expenses, net of credits, quarter over quarter.

Total investment income during the quarters ended September 30, 2020 and June 30, 2020 was $11.8 million and $10.7 million, respectively. The quarter over quarter increase was due to a $1.3 million increase in interest income, primarily due to the addition of a new investment in the current quarter, slightly offset by a decrease in success fee income, the timing of which can be variable.

Total expenses, net of credits, during the quarters ended September 30, 2020 and June 30, 2020, were $7.5 million and $6.5 million, respectively. The quarter over quarter increase was primarily a result of a $0.5 million capital gains-based incentive fees in the current quarter compared to a $0.8 million reversal of capital gains-based incentive fees in the prior quarter. This increase was partially offset by an increase in credits to fees from adviser and a decrease in professional fees, while remaining expenses were relatively consistent quarter over quarter.

Net asset value per common share as of September 30, 2020 was $10.86, compared to $10.87 as of June 30, 2020. The slight quarter over quarter decrease was primarily due to $7.0 million, or $(0.21) per common share, of distributions paid to common shareholders, partially offset by $4.4 million, or $0.13 per common share, of net investment income, $1.6 million, or $0.05 per common share, of net unrealized appreciation of investments, and $0.6 million, or $0.02 per common share, of net realized gains on investments.

Subsequent Events: After September 30, 2020, the following significant events occurred:

•

ATM program activity: Subsequent to September 30, 2020 and through October 23, 2020, we sold 61,536 shares of our Series E Term Preferred Stock under our Series E ATM Program with Virtu with an aggregate liquidation preference of $1.5 million and raised approximately $1.5 million in net proceeds.

•

Distributions and dividends: In October 2020, our Board of Directors declared the following monthly cash distributions to common stockholders and monthly dividends to holders of our series of term preferred stock:

Record Date	Payment Date	Distribution per Common Share	Dividend per Share of Series D Term Preferred Stock	Dividend per Share of Series E Term Preferred Stock
October 23, 2020	October 30, 2020	$0.07	$0.13020833	$0.13281250
November 20, 2020	November 30, 2020	0.07	0.13020833	0.13281250
December 23, 2020	December 31, 2020	0.07	0.13020833	0.13281250

	Total for the Quarter:	$0.21	$0.39062499	$0.39843750

•

COVID-19 Impact: We continue to closely monitor and work with our portfolio companies to navigate the significant challenges created by the COVID-19 pandemic and are focused on ensuring the safety of the adviser’s and administrator’s personnel and of the employees of our portfolio companies, while also managing our ongoing business activities. While we are closely monitoring all of our portfolio companies, our portfolio continues to be diverse from a geographic and industry perspective. Through proactive measures and continued diligence, the management teams of our portfolio companies continue to demonstrate their ability to respond effectively and efficiently to the challenges posed by COVID-19 and related orders imposed by state and local governments, including paused or reversed reopening orders. We believe we have sufficient levels of liquidity to support our existing portfolio companies, as necessary, and selectively deploy capital in new investment opportunities.

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under U.S.

GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 – Related Party Transactions in our Annual Report on Form 10-K for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	September 30, 2020		June 30, 2020
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$4,368	$0.13	$4,173	$0.13
Capital gains-based incentive fee (reversal)	452	0.02	(754)	(0.02)

Adjusted net investment income	$4,820	$0.15	$3,419	$0.11

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with U.S. GAAP.

Conference Call: The Company will hold its earnings release conference call on Wednesday, November 4, 2020, at 8:30 a.m. EST. Please call (866) 373-3416 and enter conference number 13711028 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 11, 2020. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13711028. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended September 30, 2020, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.